Second Amended and Restated
Patent Sub-License

OF U.S. Patent Application 12/348,301

And Provisional Patent Application 61/019,061

This Second Amended and Restated Patent Sub-License ("Agreement"), entered into effective as of this 6th day of June, 2014, by and between Advanced NeuroRehabilitation, LLC, a Wisconsin Limited Liability Company. ("ANR"), with offices at 510 Charmany Drive, Suite 175F, Madison, Wisconsin, 53719, and NeuroHabilitation Corporation ("NHC"), a Delaware Corporation (collectively, ANR and NHC are sometimes referred to as the "Parties").

Recitals

WHEREAS, ANR holds a license of certain Patent Rights (hereinafter defined) pursuant to a valid License Agreement (the "Master License") dated June 29, 2011 with Yuri P. Danilov, Mitchell E. Tyler, and Kurt A. Kaczmarek (the "Inventors").

WHEREAS, NHC is a company formed for the purpose of advancing the theory, application and commercialization of induced neuroplasticity devices to persons with sensory and neurological needs.

WHEREAS, NHC would like to receive, and ANR is willing to grant, an exclusive sub-license to the Patent Rights for the purpose of advancing the theory, application and commercialization of induced neuroplasticity devices.

WHEREAS, NHC and ANR entered into that certain Patent Sub-License Agreement on January 22, 2013 and the Amended and Restated Patent Sub-License Agreement on May 10, 2013 (collectively, the "Original Agreement") and this Second Amended and Restated Sub-License Agreement hereby amends and restates the Original Agreement.

WHEREAS, concurrently with the execution of this Agreement, NHC, Helius Medical Technologies, Inc. ("Helius"), and HMT Mergersub, Inc., a wholly-owned subsidiary of Helius ("Mergersub"), are entering into an Agreement and Plan of Merger pursuant to which NHC will be merged with and into Mergersub and Helius will be the surviving entity as a wholly-owned subsidiary of Helius.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1      PATENT RIGHTS

"Patent Rights" shall mean U.S. Patent Application 12/348301 and Provisional Patent Application 61/019,061, any corresponding patents or patent applications filed in other countries, any reissue applications, continuation application, and continuation-in-part applications Filed thereon in the United States or any foreign country and any patents issuing thereon as well as any and all interest of ANR to the copyrights for the technical specifications relating to the aforesaid patent application and provisional patent application.

1.2      DEVICES

"Devices" shall mean any apparatus sold by NHC that is covered by any of the claims of the Patent Rights.

1.3      EFFECTIVE DATE

"Effective Date" shall mean January 22, 2013.

1.4      TERM

"Term" shall mean the period from the EFFECTIVE DATE to the date that this Agreement is terminated or the expiration date of a patent granting from U.S. Patent Application No. 12/348,301 or any reissue, continuation, or continuation-in-part thereof whichever occurs first.

1.5      AFFILIATE

"Affiliate" shall mean any entity that is controlled by NHC through ownership of at least 50% of the voting stock of such entity.

1.6     IP

"IP" shall have the meaning for purposes hereof as defined in the Patent Application.

1.7     PATENT COSTS

"Patent costs" means any costs related to filing, revising, responding to patent office actions, issuing, or maintaining US or foreign patent applications and patents, including but not limited to both legal service fees and patent office fees.

1.8     INVENTORS

"Inventors" shall mean Yuri Danilov, Mitch Tyler, Kurt Kaczmarek, the inventors of the IP.

ARTICLE II

GRANT

2.1     ANR hereby grants to NHC and its AFFILIATES a worldwide, exclusive license to make, have made, use, lease and sell DEVICES, and components and parts therefore under and utilizing the PATENT RIGHTS. It is understood that if the United States Government (through any of its agencies or otherwise) has funded research, during the course of or under which any of the inventions of the Patents Rights were conceived or made, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. Section Section  200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the invention of such Patents Rights for governmental purposes. Any license granted under this Sub-License to NHC or any of its sublicensees shall be subject to such right.

2.2      This Agreement shall be binding upon and shall inure to the benefit of any corporation, company or entity into which either ANR or NHC may be merged or consolidated and the rights and obligations of the Parties shall be assignable to any purchaser of that part of the assets of such party to which this Agreement relates.

2.3      The Sub-License granted hereunder , if in good standing, shall not be cancelled, limited or impaired in any way by a termination of the Master License.

2.4      Research & Development: NHC grants back to ANR, and the Inventors whether in association with ANR, UW-Madison, or elsewhere, a perpetual royalty-free license to the Patent Rights for non-profit R&D activities so long as such non-profit R&D activities do not compete with NHC's business.

2.5     Investigational use: NHC grants back to ANR a perpetual royalty-free license to the Patent Rights for producing and deriving revenue from devices and services in connection with investigational use of the PoNS device and related technology as defined in the Patent application. This provision does not extend to non-investigational use or to any customer or potential customer of NHC. Any use under FDA PMA or 510(k), or international CE Mark, is prohibited without the written consent of NHC. The definition of allowed investigational uses will be determined by an agreement, to be developed, approved by a supermajority of the NHC Board of Directors.

2.6     If, except in accordance with Section 2.2, NHC, Helius or any of their AFFILIATES is dissolved, files a voluntary petition in bankruptcy, has an involuntary petition in bankruptcy filed against it which is not dismissed within 180 days, or makes an assignment for the benefit of creditors under applicable State law, the Agreement will automatically Terminate.

2.7     Neither Helius, NHC nor their AFFILIATES shall have the right to sub-license to any other party the granted license unless approved by the Board of Directors of Helius through a super majority (80%) vote.

2.8      ANR will be responsible for Patent Costs incurred before the EFFECTIVE DATE. NHC will be responsible for Patent Costs incurred on or after the EFFECTIVE DATE. Notwithstanding, NHC shall not be responsible for any Patent Costs which relate to, or result from, any activities permitted under Section 2.4 or 2.5 of this Agreement.

2.9     Ownership of any improvements, enhancements or derivative works of the Patent Rights which are developed by NHC shall be owned by NHC, subject to the terms of this Section 2.9. Notwithstanding, NHC shall own the improvements, enhancements or derivative works developed by ANR, provided NHC pays for such reasonable legal fees and direct out of pocket expenses for prosecution of such improvements, enhancements or derivative works. If NHC chooses not to patent such improvements, ANR may choose to pursue patent rights independently, at its own expense, and such improvements are not added to the definition of Patent Rights defined herein.

ARTICLE III

CONSIDERATION

3.1      ANR and NHC acknowledge that the sub-license granted hereunder is ANR's initial contribution to the joint venture that is NHC and that the consideration received in exchange hereof is ANR's receipt of one-half of the issued and outstanding capital stock in NHC with no dilution from shares granted to the CEO upon hiring.

3.2      Release for Past Infringement

ANR hereby releases NHC for any infringement of the PATENT RIGHTS that may have arisen before the EFFECTIVE DATE of this LICENSE AGREEMENT

3.3     In consideration for this Sub-License, ANR will receive royalties equal to 4% of NHC's revenues collected from (1) the sale of Devices to end users and (2) services related to the therapy or use of the Device in therapy services.

ARTICLE IV

WARRANTIES

4.1      ANR warrants that the Master License is in full force and effect and that it is authorized to enter into this Agreement.

4.2      ANR warrants that it has not heretofore granted any rights which would interfere with any rights granted to NHC under this Agreement.

4.3     NHC will be responsible for all Patent Costs related to the defense, claims or infringements thereof. This includes but is not limited to, actions by NHC against third parties allegedly infringing upon NHC's intellectual property rights, and defense against claims brought by third parties alleging that NHC, ANR, and or their owners, directors, and/or employees is/are infringing the third party's intellectual property rights.

ARTICLE V

Arbitration of Disputes

5.1      Any and all disputes arising in connection with this Agreement that cannot be settled by negotiation between the parties hereto, shall at the request of either or both parties be referred to and finally settled under the then prevailing Rules of the American Arbitration Association by one or more arbitrators appointed in accordance with said Rules. Notwithstanding any provisions of the Rules of the American Arbitration Association or any applicable state or federal law, the parties agree that the Arbitration cannot award exemplary or punitive damages. Judgment upon the award rendered may be entered in any court having jurisdiction, or application may be made to the court for judicial acceptance of the award and an order of enforcement as the case may be. All arbitration proceedings shall take place in Minneapolis, Minnesota.

ARTICLE VI

CHANGES IN STATUS OF CLAIMS

6.1     If, during the Term, any claim included in the PATENT RIGHTS is disclaimed or becomes canceled or of no force or effect by operation of law (as through an adverse interference judgment or otherwise), then such claims shall be considered as no longer included in said PATENT RIGHTS unless and until it becomes reinstated, beginning with the date of such disclaimer or cancellation or the date it becomes of no force or effect.

6.2      If, during the TERM, a claim of the PATENT RIGHTS shall be construed or held invalid by a court of competent jurisdiction from whose decision no appeal is taken, then for the purpose of this LICENSE AGREEMENT the construction placed upon such claim shall thereafter be followed and any claims so held invalid shall be ignored.

ARTICLE VII

Miscellaneous

7.1     Governing Law. This Sub-License shall be construed and controlled by the laws of the State of Delaware without regard to conflicts of laws principals.

7.2     Notices. All notices and other communications required hereunder shall be in writing and shall be delivered to the other party via: personal delivery, telecopy, registered or certified mail, or by reputable overnight courier at the address set forth above or otherwise designated in writing for notices hereunder.

7.3     Authority. The signers below represent that they are authorized to execute this Agreement and that they do so as the authorized and binding act of the party on which he signs.

     IN WITNESS THEREOF, the parties have caused this agreement to be executed by their respective officers thereunto duly authorized as of the dates respectively indicated.

Sub-Licensor	Sub-Licensee
Advanced NeuroRehabilitation, LLC	NeuroHabilitation Corp.
By: _/s/ Yuri Danilov_______ Yuri P. Danilov By: _/s/ Mitch E. Tyler______ Mitchell E. Tyler By: _/s/ Kurt Kaczmarek____ Kurt A. Kaczmarek	By: /s/ Philippe Deschamps____ Philippe Deschamps, President

Acknowledgement by Inventors

We, Yuri P. Danilov, Mitchell E. Tyler and Kurt A. Kaczmarek, the Inventors of the technology that is the subject of the Patent Rights, hereby affirm and acknowledge that the Sub-License between Advanced NeuroRehabilitation, LLC and NeuroHabilitation Corporation, if in good standing, shall not be cancelled, limited or impaired in any way by a termination of the license between ourselves and Advanced NeuroRehabilitation, LLC under which Advanced NeuroRehabilitation, LLC sub-licenses certain technologies and rights to NeuroHabilitation Corporation. We further acknowledge the rights and restrictions applicable to us under Sections 2.3 and 2.4 of this Sub-License Agreement.

/s/ Yuri Danilov Yuri P. Danilov	/s/ Mitch E. Tyler Mitchell E. Tyler	/s/ Kurt Kaczmarek Kurt A. Kaczmarek
Dated: June 6, 2014	Dated: June 6, 2014	Dated: June 6, 2014